UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Bed Bath & Beyond Inc.

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Commencing June 21, 2016, Bed Bath & Beyond Inc. sent the following communication to certain shareholders.

To Bed Bath & Beyond Inc. shareholders:

At the 2016 Annual Meeting of Bed Bath & Beyond Inc. (the “Company”), you are being asked to cast a vote with respect to (i) the election of ten nominees as directors of the Company (Proposal 1) and (ii) the approval, by non-binding vote, of the 2015 compensation paid to the Company’s named executive officers (Proposal 3), among other proposals. The Company’s Board of Directors (the “Board”) recommends that you vote “FOR” each nominee in Proposal 1 and “FOR” Proposal 3.

We are writing to further explain the Board’s recommendations, in light of recommendations by Institutional Shareholder Services (“ISS”) on the nominations of the members of our Compensation Committee in Proposal 1 and on Proposal 3 and a recommendation by Glass, Lewis & Co. (“Glass Lewis”) on Proposal 3. Glass Lewis has recommended a vote “FOR” the election of all ten nominees in Proposal 1.

The Company strongly disagrees with ISS’s recommendations with respect to Proposals 1 and 3 and Glass Lewis’s recommendation with respect to Proposal 3 and asks our shareholders to consider the following points:

•	A substantial portion of our CEO’s pay is at risk. Approximately 80% of the 2015 compensation to our CEO, Steven Temares, consisted of performance stock units (PSUs) and stock options. This means that Mr. Temares cannot realize approximately 80% of his compensation unless the Company meets certain performance criteria and/or increases shareholder value. In contrast, CEOs of our peer group had, on average, only 73% of their total compensation at risk. While ISS and Glass Lewis state that they are concerned with the alignment of Mr. Temares’s pay with the Company’s performance, it is clear that having 80% of his pay at risk based on the Company’s performance aligns Mr. Temares’s interests with that of our shareholders.

•	Our Compensation Committee has been and will continue to be responsive to shareholder concerns on executive compensation. Over the last year, members of the Compensation Committee, consisting of Dean S. Adler, Stanley F. Barshay and Victoria A. Morrison, have met or spoken with shareholders representing approximately 50% of the Company’s shares and attempted to meet with shareholders representing approximately 68% of the Company’s shares. Based on these discussions and other considerations, the Company responded to shareholders concerns by making the following key adjustments to 2016 executive compensation:

o	Reduced target CEO compensation by approximately 14%

o	Re-balanced the weighting of one-year and three-year PSU performance goals from 75/25 to 50/50, respectively, to increase the weighting of long-term performance goals

o	Enhanced the rigor of PSU performance goals with more strict performance thresholds and a cap on PSU awards if total shareholder return is negative

o	Maintained our CEO’s salary at the same level for a third consecutive year

ISS acknowledges this outreach and the resulting positive changes. Likewise, Glass Lewis called these changes “positive steps” that “will strengthen the linkage between pay and performance.” ISS cited to only one structural aspect of 2015 compensation that, it believed, the Compensation Committee did not adequately address – the structure of the Company’s annual cash compensation to its named executive officers. As mentioned above, we did not increase our CEO’s salary for a third consecutive year, and we also continued to not pay annual cash bonuses because they promote short-term thinking. Additionally, our CEO’s annual cash compensation forms only 20% of his total compensation. The Compensation Committee is confident that this policy, when combined with the other changes to 2016 executive compensation, best aligns the long-term interests of the Company’s shareholders and its executive officers.

•	The Company’s operating margin remains very strong in a challenging retail environment. In a time of dramatic changes in the retail environment and heavy investment by the Company in its future, we believe our management team has delivered operating margin which compares very favorably with, and in many cases substantially exceeds, that of its peers. The executive compensation program put in place by the Compensation Committee, as described in detail in the Company’s proxy statement, is designed in part to align pay with continued strong performance in key metrics reflective of Company strategy.

•	The 2016 compensation revisions built on substantial recent changes to the Company’s executive compensation program. In recent years, the Company, led by its Compensation Committee, has made substantial improvements to its executive compensation program, and the changes in 2016 were the latest step in a continuous process to develop a program that aligns shareholder interests with our executives’ compensation. For example, in 2014, the Compensation Committee significantly redesigned the Company’s equity incentive program by revising its performance-based equity plan to incorporate EBIT and ROIC performance goals. Furthermore, the Compensation Committee limited awards of stock options to one-third of total performance-based equity. The Compensation Committee is committed to continuing its shareholder outreach and will continue to incorporate the ideas from such outreach in making future improvements to the Company’s executive compensation program.

•	Compensation Committee members have previously received strong support and continue to represent shareholders. At the 2015 Annual Meeting, each of Messrs. Adler and Barshay and Ms. Morrison received over 94% of the votes cast in favor of their nomination to the Board. Since that time they have increased their previous high level of communications with shareholders regarding executive compensation and worked to implement the ideas voiced at the meetings. They continue to clearly qualify as independent directors, including as “independent outside directors” under ISS standards. During 2015, Messrs. Adler and Barshay and Ms. Morrison attended all ten Compensation Committee meetings, in addition to all five meetings of the Board. Members of the Compensation Committee also engaged in numerous discussions regarding executive compensation among Committee and Board members and as part of the 15 meetings and telephone conferences held during shareholder outreach. Glass Lewis recognized the active steps taken by Messrs. Adler and Barshay and Ms. Morrison during the past year and recommends a vote “FOR” the election of each of them to the Board. While ISS acknowledges that the Compensation Committee’s outreach has yielded positive results, its policy calls for an automatic recommendation against all members of the Compensation Committee in the absence of a Compensation Committee chair, rather than a recommendation based on an analysis of each member’s contributions to the Board and the Compensation Committee. We believe that each director nominee should be evaluated based on the merits of his or her performance on the Board and the Compensation Committee. ISS has not voiced any specific concerns against either Messrs. Adler or Barshay or Ms. Morrison. Our Compensation Committee members have devoted the past year to addressing shareholder concerns with the Company’s executive compensation program, in addition to their other Board duties, and ISS has demonstrated no reason why Messrs. Adler or Barshay or Ms. Morrison should not continue to serve on the Board.

Based on the foregoing reasons, as well as the discussion in the Company’s proxy statement for the 2016 Annual Meeting, the Board recommends that you vote “FOR” each nominee in Proposal 1 and “FOR” Proposal 3.

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